--------------------------------
                                                         OMB APPROVAL
                                                --------------------------------
                                                OMB Number:           3235-0058
                                                Expires:          March 31,2006
                                                Estimated average burden hours
                                                per response...............2.50
                                                --------------------------------
                                                --------------------------------
                                                        SEC FILE NUMBER

                                                 000      33483
                                                --------------------------------
                                                --------------------------------
                                                         CUSIP NUMBER
                                                 36938Q        10       3
                                                --------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):   |_|Form 10-K     |_| Form 20-F     |_|Form 11-K     |X| Form 10-Q
               |_|Form N-SAR    |_|  Form N-CSR


                       For Period Ended: June 30, 2005
                                         ---------------------------------------

                       [  ]   Transition Report on Form 10-K
                       [  ]   Transition Report on Form 20-F
                       [  ]   Transition Report on Form 11-K
                       [  ]   Transition Report on Form 10-Q
                       [  ]   Transition Report on Form N-SAR

                       For the Transition Period Ended:
                                                        ------------------------

--------------------------------------------------------------------------------
  Read attached instruction sheet before preparing form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

--------------------------------------------------------------------------------
Full Name of Registrant

General Components, Inc.
--------------------------------------------------------------------------------
Former Name if Applicable

--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Suite 2021, 20/F, Two Pacific Place
--------------------------------------------------------------------------------
City, State and Zip Code
--------------------------------------------------------------------------------

88 Queensway, Hong Kong
--------------------------------------------------------------------------------

                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |     (a) The reasons described in reasonable detail in Part III of this
      |     form could not be eliminated without unreasonable effort or expense;
      |     (b) The subject annual report, semi-annual report, transition report
      |     on Form 10-K, Form 20-F, 11-K, Form N-SAR or From N-CSR, or portion
      |     thereof, will be filed on or before the fifteenth calendar day
|X|   |     following the prescribed due date; or the subject quarterly report
      |     of transition report on Form 10-Q, or portion thereof will be filed
      |     on or before the fifth calendar day following the prescribed due
      |     date; and
      |     (c) The accountant's statement or other exhibit required by Rule
      |     12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The report of General Components, Inc. filed on Form 10-QSB for the quarter ended June 30, 2005 could not be filed within the prescribed time period because the company has a small accounting staff and the financial statements were not completed in sufficient time to solicit and obtain the necessary review of the quarterly report on Form 10-QSB and signatures thereto in a timely fashion prior to the due date of the report.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Mitchell S. Nussbaum                    212                        407-4159
--------------------                -----------               ------------------
       (Name)                       (Area Code)               (Telephone Number)

(2)   Have all other periodic reports required under Section
      13 or 15(d) of the Securities Exchange Act of 1934 or
      Section 30 of the Investment Company Act of 1940 during
      the preceding 12 months (or for such shorter) period
      that the registrant was required to file such reports)
      been filed? If answer is no, identify report(s).             |X| Yes|_| No

--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                            General Components, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 15, 2005                           By: /s/ Bruce A. Cole
                                                    ----------------------------
                                                    Name:  Bruce A. Cole
                                                    Title: President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                       2